Exhibit 10.10

Execution Copy

Employment Agreement

This Employment Agreement (the “Agreement”), entered into on January 15, 2008, and effective as of the Effective Date (as defined in Section 2(b)), is made by and between RHI Entertainment, LLC (together with any predecessor or successor thereto, the “Company”) and Henry S. Hoberman (the “Executive”).

RECITALS

A. The Company desires to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

B. The Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1. Certain Definitions

(a) “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(b) “Board” shall mean the Board of Directors of the Company.

(c) The Company shall have “Cause” to terminate the Executive’s employment hereunder upon: (i) the Executive’s conviction of, or plea of nolo contendere to, any felony (or any other crime having a material adverse effect on the Company); (ii) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement; or (iii) the Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company.

(d) “Change in Control” shall mean a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries, a Principal Stockholder or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company or a Principal Stockholder) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, that the transaction or event described in this subsection constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

(e) “Common Stock” shall mean the shares of common stock of RHI Entertainment, Inc., a Delaware corporation, par value $0.01.

(f) “Company” shall, except as otherwise provided by Section 6(h), have the meaning set forth in the preamble hereto.

(g) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated due to his Disability, the date determined pursuant to Section 4(a)(ii); or (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(iii)-(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.

(h) “Disability” shall mean the Executive’s incapacity due to reasonably documented physical or mental illness that shall have prevented the Executive from performing his duties for the Company on a full-time basis for more than six months.

(i) “Effective Date” shall have the meaning set forth in Section 2(b).

(j) “Executive” shall have the meaning set forth in the preamble hereto.

(k) The Executive shall have “Good Reason” to resign his employment during the period of two years which follows the occurrence (without the Executive’s prior written consent) of any of the following: (i) failure of the Company to make any material payment under this Agreement; (ii) the Company’s material breach of this Agreement, including, without limitation, a diminution in title or responsibilities under Section 2(c) below; (iii) Executive no longer reports directly to the Chief Executive Officer of RHI Entertainment Holdings, LLC; or (iv) relocation of the Company’s principal office from the New York metropolitan area; provided, however, that the Executive may not resign his employment for Good Reason unless: (A) the Executive has provided the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice must be provided within 90 days following the occurrence of the event(s) purported to constitute Good Reason); and (B) the Company has not remedied the alleged violation(s) within the 30-day period.

(1) “LLC Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of RHI Entertainment Holdings, LLC, a Delaware limited liability company, dated as of January 12, 2006.

(m) “Notice of Termination” shall have the meaning set forth in Section 4(b).

(n) “Principal Stockholders” shall mean (i) Kelso Interco VII, LLC and KEP VI AIV, LLC (the “Kelso Stockholders”), (ii) any general or limited partner or member of any Kelso Stockholder (a “Kelso Partner”), (iii) any corporation, partnership, limited liability company or other entity that is an affiliate of any Kelso Stockholder or Kelso Partner (including without limitation any applicable coinvest vehicle established following the date hereof) (collectively, the “Kelso Affiliates”), (iv) any managing director, member, general partner, director, limited partner, officer or employee of (A) any Kelso Stockholder, (B) any Kelso

Partner or (C) any Kelso Affiliate, or the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing persons referred to in this clause (iv) (collectively, the “Kelso Associates”), (v) any trust, the beneficiaries of which, or corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, include only Kelso Stockholders, Kelso Partners, Kelso Affiliates, Kelso Associates, their spouses or their lineal descendants; and (vi) a voting trustee for one or more Kelso Stockholders, Kelso Affiliates, Kelso Partners or Kelso Associates; provided that in no event shall the Company or any subsidiary be considered a Kelso Partner, Kelso Affiliate, or Kelso Associate and provided, further, that an underwriter or other similar intermediary engaged by the Company in an offering of the Company’s debt or equity securities or other instruments shall not be deemed a Principal Stockholder with respect to such engagement.

(o) “Public Offering” means any underwritten public offering of the Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

(p) “Section 409A” shall have the meaning set forth in Section 20.

(q) “Term” shall have the meaning set forth in Section 2(b).

2. Employment

(a) In General. The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b) Term of Employment. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on February 25, 2008 (the “Effective Date”) and ending on the third anniversary thereof, unless earlier terminated as provided in Section 4. The employment term hereunder shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than 30 days prior to the expiration of the then-applicable Term.

(c) Position and Duties. During the Term, the Executive: (i) shall serve as Executive Vice President and General Counsel of RHI Entertainment Holdings, LLC, with responsibilities, duties and authority customary for such position, subject to direction by the Chief Executive Officer of RHI Entertainment Holdings, LLC and the Board; (ii) shall report directly to the Chief Executive Officer of RHI Entertainment Holdings, LLC; (iii) shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Board from time to time. For the avoidance of doubt: (x) the Executive’s position of Executive Vice President and General Counsel of RHI Entertainment Holdings, LLC shall be the chief legal officer at RHI Entertainment Holdings, LLC, and (y) the Human Resources Department of the Company shall report to the Executive.

(d) Place of Performance. In connection with his employment during the Term, the Executive shall be based at the Company’s offices in New York, New York, except for necessary travel on the Company’s business.

3. Compensation and Related Matters

(a) Annual Base Salary. For the period beginning on the Effective Date and ending on the first anniversary of the Effective Date, the Executive shall receive a base salary (the “Annual Base Salary”) at a rate of $650,000 per annum. For the period beginning on first anniversary of the Effective Date and ending on the second anniversary of the Effective Date, the Executive shall receive an Annual Base Salary at a rate of $725,000 per annum. For the period beginning on the second anniversary of the Effective Date and ending on the third anniversary of the Effective Date, the Executive shall receive an Annual Base Salary at a rate of $800,000 per annum. The Annual Base Salary shall be payable in accordance with the customary payroll practices of the Company.

(b) Signing Bonus. As soon as reasonably practicable following (but in any event within 30 days of) the Effective Date, the Company shall pay the Executive a one-time lump sum cash payment in the amount of $300,000.

(c) Benefits. The Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board, hereafter) in effect which are applicable to the senior officers of the Company.

(d) Vacation. During the Term, the Executive shall be entitled to not less than four weeks paid vacation in accordance with the Company’s applicable policies and procedures.

(e) Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s applicable expense reimbursement policies (including, without limitation, monthly parking expenses).

(f) Profits Interest Award.

(i) The Executive shall be awarded 15 Value Units (as defined in the LLC Agreement) of the Company pursuant to the terms and conditions described on Exhibit A hereto upon the earliest of (A) if the Company has consummated a Public Offering prior to the Effective Date, the Effective Date; (B) the time after the Effective Date at which the Company consummates a Public Offering; (C) the three month anniversary of the Effective Date; or (D) an earlier time at the Company’s sole discretion.

(ii) The Value Units shall become vested in three cumulative installments, with 33 1/3% vesting on each of (A) the first anniversary of the Effective Date; (B) the second anniversary of the Effective Date; and (C) the date that is five days prior to the third anniversary of the Effective Date; provided that in each case that the Executive remains continuously employed or in the service of RHI Entertainment Holdings, LLC, the Company or one of its subsidiaries from the date of grant through such date.

(iii) Any portion of the Value Units which has not vested as of the date the Executive ceases to be an employee of RHI Entertainment Holdings, LLC, the Company or one of its subsidiaries shall be forfeited upon the Date of Termination without any further action by the Company. Notwithstanding anything to the contrary in this Agreement or the LLC Agreement: (A) in the event of any termination of the Executive’s employment by the Company without Cause or due to the Executive’s voluntary resignation for Good Reason the Value Units shall continue to become vested in accordance with their terms on each vesting date described in Section 3(f)(ii) as if the Executive had remained employed with the Company through such date; and (B) as of each vesting date described in Section 3(f)(ii), each Value Unit that becomes vested on such date pursuant to Section 3(f)(ii) shall be fully vested (but shall only be entitled to participate in distributions in accordance with the terms and conditions of the LLC Agreement) and shall no longer be subject to the forfeiture provisions of the Employment Agreement or LLC Agreement.

(g) Discretionary Bonuses. The Board, in its sole discretion, may award the Executive additional annual or other bonuses during the Term.

(h) Additional Bonus

(i) Grant of Restricted Stock Upon a Public Offering. If, anytime prior to the three month anniversary of the Effective Date, the Company consummates a Public Offering, then:

(A) As soon as reasonably practical (but in any event within 30 days) of the later of (1) the date of the consummation of the Public Offering or (2) the Effective Date, the Company shall award to the Executive restricted shares of Common Stock with a fair market value of $1.0 million as of the date of award (the “Restricted Shares”) pursuant to the Company’s 2007 Incentive Award Plan (the “Plan”). The award of Restricted Shares described in this Section 3(h) shall be evidenced by a written award agreement (“Award Agreement”) entered into pursuant to the Plan and shall be subject to the terms of the Award Agreement and the Plan.

(B) (1) The Restricted Shares shall be vested with respect to 25% of the Restricted Shares immediately upon the award thereof. (2) Subject to subsections (C) and (D) below, the balance of 75% of the Restricted Shares shall vest and the Restrictions (as defined below) shall lapse with respect to 25% of the Restricted Shares upon (x) each of the first and second anniversaries of the Effective Date; and (y) the date that is five days prior to the third anniversary of the Effective Date; provided that in each case that the Executive remains continuously employed or in the service of RHI Entertainment Holdings, LLC, the Company or one of its subsidiaries from the date of grant through such date. To the extent the Executive is required to pay any income or other taxes in connection with the grant and vesting of the Restricted Shares pursuant to subsection (1) only of this Section 3(h)(i)(B), the Company shall pay to the Executive, an additional “gross-up” payment sufficient to place the Executive in the same after-tax position as he would have been had he not been taxed on the award of the vested Restricted Shares described in Section 3(h)(i)(B)(l).

(C) Any portion of the Restricted Shares which has not vested as of the date the Executive ceases to be an employee of RHI Entertainment Holdings, LLC, the Company or one of its subsidiaries shall thereupon be forfeited immediately and without any further action by the Company. For purposes of this Agreement, “Restrictions” shall mean the restrictions on sale or other transfer pursuant to the Plan and the Award Agreement and the exposure to forfeiture described in the immediately preceding sentence.

(D) Notwithstanding anything to the contrary in subsections (B) and (C), the Restricted Shares shall become fully vested and all Restrictions shall lapse in the event of the Executive’s termination of employment by the Company without Cause or due to voluntary resignation by the Executive for Good Reason.

(ii) Cash Bonus

(A) In the event that prior to the three month anniversary of the Effective Date, the Company does not consummate a Public Offering, then the Company shall pay to the Executive a cash bonus (the “Cash Bonus”) in the amount of: (1) $333,333.33 on the first anniversary of the Effective Date; (2) $333,333.33 on the second anniversary of the Effective Date; and (3) $333,333.34 on the third anniversary of the Effective Date; provided that in each case that the Executive remains continuously employed or in the service of RHI Entertainment Holdings, LLC, the Company or one of its subsidiaries from the Effective Date through such date. To the extent the Company pays a Cash Bonus pursuant to subsection (1) only of this Section 3(h)(ii)(A), the Company shall pay to the Executive an additional “gross-up” payment with respect to $250,000 of the $333,333.33 payable pursuant to such Cash Bonus sufficient to place the Executive in the same after-tax position as he would have been had he not been taxed on the payment of such $250,000.

(B) Notwithstanding anything to the contrary in subsection (A) and subject to Section 5(c), in the event of (1) the Executive’s termination of employment by the Company without Cause; (2) the Executive’s voluntary resignation for Good Reason; or (3) the consummation of a Change in Control (provided that the Executive remains continuously employed or in the service of RHI Entertainment Holdings, LLC through such Change of Control), any amount of the Cash Bonus not theretofore paid to the Executive shall become payable upon the occurrence of such event.

(C) In the event that the Company consummates a Public Offering at any time after the dates described in Section 3(h)(ii)(A) and the Executive becomes entitled to receive a portion of the of the Cash Bonus, the Executive may elect to receive such portion of the Cash Bonus in the form of Common Stock with a fair market value as of the applicable date equal to the amount payable to him pursuant to Section 3(h)(ii)(A) or (B) (as applicable).

4. Termination. The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a) Circumstances

(i) Death. The Executive’s employment hereunder shall terminate upon his death.

(ii) Disability. If the Executive incurs a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate effective on the latest of the 30th day after receipt of such notice by the Executive or the date specified in such notice, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(iii) Termination by the Company for Cause. The Company may terminate the Executive’s employment for Cause.

(iv) Termination by the Company without Cause. The Company may terminate the Executive’s employment without Cause.

(v) Resignation by the Executive for Good Reason. The Executive may resign his employment with the Company for Good Reason.

(vi) Resignation by the Executive without Good Reason. The Executive may resign his employment with the Company without Good Reason.

(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating (i) the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Section 4(a)(iv) or 4(a)(vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by the Executive (or, in the case of a termination described in Section 4(a)(ii), by the Company), shall be at least 30 days following the date of such notice (a “Notice of Termination”); provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); and provided, further, that in the event that the Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs during the period beginning on the date of Company’s receipt of such Notice of Termination and ending on the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date within 45 days thereafter. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

5. Company Obligations Upon Termination of Employment

(a) In General. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive the sum of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid; any expenses owed to the Executive under Section 3(e); any accrued vacation pay owed to the Executive pursuant to Section 3(d); and any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(c), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(b) Termination without Cause or due to Resignation for Good Reason. If the Executive’s employment shall be terminated by the Company without Cause or by the Executive for Good Reason (but not by reason of the Executive’s death, Disability, termination by the Company for Cause or termination by the Executive without Good Reason), then, in addition to the payments described in Section 5(a), beginning with the first payroll period following the 30th day following the Date of Termination, the Company shall:

(i) Continue to pay to the Executive, in accordance with the Company’s regular payroll practice following the Date of Termination, the Executive’s Annual Base Salary until the earlier of (A) the second anniversary of the Date of Termination or (B) the date the Executive first violates any of the restrictive covenants set forth in Section 6, provided however, that the initial payment shall include Base Salary amounts for all payroll periods from the Date of Termination through the date of such initial payment;

(ii) Continue coverage for the Executive and any eligible dependents under all Company group health benefit plans in which the Executive and any dependents were entitled to participate immediately prior to the Date of Termination, to the extent permitted thereunder and subject to any cost-sharing or similar provisions in effect thereunder as of the Date of Termination, until earlier of (A) the second anniversary of the Date of Termination or (B) the date the Executive first violates any of the restrictive covenants set forth in Section 6. As of the date that the Executive ceases to receive coverage under any group health plan pursuant to this Section 5(b)(ii), the Executive shall be eligible to elect to receive “COBRA” continuation coverage to the extent permitted by Section 601 et seq. of the Executive Retirement Income Security Act of 1974, as amended. If such benefits cannot be provided under the Company’s group health benefit plans, such benefits will be provided on an individual basis to the Executive such that his after-tax costs will be no greater than the costs for such benefits under the Company’s plans; and

(iii) Pay to the Executive any Cash Bonus amounts payable under Section 3(h)(ii) (if applicable).

(c) Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 5(b) unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-l(h) of the Department of Treasury Regulations and unless, on or prior to the 30th day following the Date of Termination (A) the Executive executes a waiver and release of claims agreement in the Company’s customary form and (B) such waiver and release of claims agreement shall not have been revoked by the Executive prior to such 30th day; and (ii) if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 5(c)(ii) shall be paid in a lump sum (including interest on payments which have been subject to delayed commencement pursuant to this Section 5(c)) to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to Section 5(b) shall be treated as a right to receive a series of separate and distinct payments. The reimbursement of any expense under Sections 3(b) or 5(b) shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall made by the Company in accordance with the terms of Section 409 A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-l(i) and any successor provision thereto).

(d) Termination due to Death or Disability. If the Executive’s employment with the Company is terminated by reason of his death or Disability, then the Executive or, as applicable, his estate or other legal representative, shall be entitled to receive the amounts described in Section 5(a), including any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements described in Section 3(c) (including without limitation any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

6. Restrictive Covenants.

(a) Confidentiality. The Executive agrees that he will not during the Term or thereafter divulge to anyone (other than the Company or any persons designated by the Company) any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, all types of trade secrets, business strategies, marketing and distribution plans as well as ideas, proposals, plans, scripts, treatments and formats described in Section 6(b) below. The Executive further agrees that he will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of the Executive’s duties hereunder) without the prior written consent of the Company. This provision does not apply to information which becomes available publicly without the fault of the Executive or information which the Executive is required to disclose in legal proceedings, provided the Executive gives advance written notice to the Board and an opportunity for the Company to resist such disclosure.

(b) Intellectual Property. During the Term, the Executive will disclose to the Company all ideas, proposals, plans, scripts, treatments, and formats invented or developed by the Executive which relate directly or indirectly to the business of the Company or any of its subsidiaries or affiliates including, without limitation, any ideas, proposals and plans which may be copyrightable, trademarkable, patentable or otherwise exploitable. The Executive agrees that all such ideas, proposals, plans, scripts, treatments, and formats are and will be the property of the Company. The Executive further agrees, at the Company’s request, to do whatever is necessary or desirable to secure for the Company the rights to said ideas, proposals, plans, scripts, treatments, and formats, whether by copyright, trademark, patent or otherwise and to assign, transfer and convey the rights thereto to the Company.

(c) Name and Likeness. The Company shall have the right in perpetuity to use the Executive’s name, image, and likeness in connection with credits, advertising and publicity for product for which the Executive performs any development and/or production services, and during the Term otherwise in connection with the Company and its business.

(d) Competitive Business Restrictions. During the Term, the Executive shall not engage directly or indirectly, whether as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which would or might interfere with any of his duties or obligations hereunder or which is competitive with or similar to the business of the Company or any of its subsidiaries or affiliates, including but not limited to any business related to the production, distribution or other exploitation of made for television movies or miniseries or the ownership, management, production, distribution or any other exploitation of any other audiovisual or theatrical materials. Notwithstanding the foregoing, the Executive shall have the right to own up to five percent (5%) of the shares of any publicly traded company in the entertainment business.

(e) Non-Solicitation. The Executive further agrees that during the Term and for a period of two years thereafter, the Executive will not employ or attempt to employ or assist anyone else to employ any person who is, as of the Date of Termination, working as an officer, policymaker or in creative development (including without limitation executive employees) for or rendering services as such to the Company (e.g., this prohibition does not apply to anyone who is a short term employee engaged by the Company specifically to work on the development or production of a particular motion picture, television or other audiovisual property).

(f) Non-Compete. In consideration of the Company’s agreements herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive agrees, in addition to any other obligation imposed by this Section 6, that he will not, during the period beginning on the Date of Termination and ending on the second anniversary thereof (the “Non-Compete Period”), engage directly or indirectly, whether as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which is competitive with or similar to any business of the Company (including without limitation any business related to the production, distribution or other exploitation of made for television movies or miniseries), or any business which as of the Date of Termination is contemplated by the Company and has been formally considered by the Board at a meeting (any such business or endeavor, a “Competitive Business”), anywhere in the world. Notwithstanding the foregoing, at any time during the Non-Compete Period the Executive may request in writing to the Board that the Board consent to the Executive’s direct or indirect engagement in, ownership of equity interest in, or management or operation of (whether as a director, officer, employee, agent, representative, security holder, consultant or otherwise) any Competitive Business which derives less than 10% of its aggregate annual revenues from the production, distribution or other exploitation of made for television movies or miniseries, which request the Board shall consider in good faith based upon the Board’s determination of the potential impact of the Executive’s involvement in such Competitive Business on the Company and its stockholders. The Executive specifically acknowledges that he is of special, unique and extraordinary value to the Company and that as a key executive of the Company, he has access to all confidential information, trade secrets, and the like, of the Company, that he has independent means of supporting himself and his family; and that in view of the foregoing, the restrictions imposed by this Section 6(f) are reasonably necessary to protect the Company against unfair competition by the Executive and are not unduly burdensome to the Executive. In addition, notwithstanding any provision of Section 6(d) or 6(f) to the contrary, the restrictions on the Executive under Section 6(d) and/or 6(f) shall terminate upon the 60th day following the Company’s filing for relief under Chapter 7 of the United States Bankruptcy Code (provided that such Chapter 7 case is not converted into a Chapter 11 case under the United States Bankruptcy Code within the 60 day period following the Company’s Chapter 7 filing). The parties acknowledge and agree that if the Chapter 7 case described in the preceding sentence is timely converted into a Chapter 11 case but the Company is nevertheless liquidated rather than reorganized, then the restrictions on the Executive under Section 6(d) and/or 6(f) shall terminate upon the effective date of a liquidating plan of reorganization under Chapter 11. For the avoidance of doubt, in no event shall the Company’s filing for relief under Chapter 7 of the United States Bankruptcy Code (whether or not converted into a Chapter 11 case) cause the Non-Compete Period to extend beyond the second anniversary of the Date of Termination. Furthermore, notwithstanding any other provision of this Section 6(f), if the Company fails to make any payment to the Executive pursuant to Section 5(b)(i) (other than in accordance with Section 5(b)(i)(B) due to the Executive’s violation of any restrictive covenant set forth in this Section 6) and the Executive notifies the Company of such failure in accordance with the notice provisions set forth in Section 10, then the Non-Compete Period shall expire after the third business day following the date the Company receives such notice from the Executive, but only if the Company has not cured the failure during the three-business day period following the Company’s receipt of such notice.

(g) Non-Disparagement. The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing, at any time.

(h) Interpretation. In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. As used in this Section 6, the term “Company” shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries or affiliates.

7. Injunctive Relief. The Executive recognizes and acknowledges that a breach of the covenants contained in Section 6 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Section 6, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

8. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity which is a successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

9. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States.

10. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party shall have specified by notice in writing to the other party):

(a)	If to the Company:

RHI Entertainment, LLC

1325 Avenue of the Americas

New York, NY 10019

Attn: General Counsel

Fax Number: (212) 977-3917

with a copy to:

Kelso & Company

320 Park Avenue

New York, NY 10022

Attn: James Connors, General Counsel

Fax Number: (212) 751-3939

and a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4802

Attn: Bradd L. Williamson

Fax Number: (212) 751-4864

(b)	If to the Executive, at the address set forth on the signature page hereto with a copy to:

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Attn: David Weissman

Fax Number: (212) 521-5450

11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

12. Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall supersede all undertakings or agreements, whether written or oral, previously entered into by the Executive and the Company or any predecessor thereto or affiliate thereof with respect to the employment of the Executive by the Company. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

13. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Chairman of the Board (or his delegate). By an instrument in writing similarly executed, the Executive or the Chairman of the Board (or his delegate) may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

14. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

15. Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “or” is used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

16. Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

18. Employee Acknowledgement. The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

19. Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

20. Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Company may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY
By:	/s/ [ILLEGIBLE]
Its:

EXECUTIVE
By:	/s/ Henry S. Hoberman
Henry S. Hoberman

Residence Address: 9 Patton Crescent Closter, NJ 07624